Exhibit 10.1

July 9, 2007

BMO Capital Markets Corp.

3 Times Square, 27th Floor

New York, New York 10036

Attention:	Mr. Philip C. Marchal Director, Equity Capital Markets

Re:	Letter Agreement (the “Letter Agreement”) dated August 10, 2006 between Synova Healthcare Group, Inc. (“Synova”) and BMO Capital Markets Corp. (“BMO”), as the Letter Agreement thereafter may have been amended from time to time

Dear Mr. Marchal:

Reference is hereby made to the above-referenced Letter Agreement. In connection with the closing of a $15 million private placement by Synova of its 6.5% Senior Convertible Notes in which BMO acted as Synova’s exclusive placement agent, this letter is to confirm our mutual understanding as follows:

1. Effective upon payment by Synova to BMO of BMO’s reimbursable out-of-pocket expenses of $52,500, and except as contained in paragraph 3 of this letter, the parties agree that the Letter Agreement shall terminate and be of no further force or effect.

2. Notwithstanding any provision, agreement or covenant contained in the Letter Agreement, and except as provided in paragraph 3 of this letter, upon the termination of the Letter Agreement as set forth in paragraph 1 above, each of Synova and BMO shall have no further obligation to the other party under the Letter Agreement.

3. Notwithstanding paragraphs 1 and 2 of this letter:

•

the obligations of BMO contained in the fourth full paragraph of Section 2 of the Letter Agreement, relating to maintaining the confidentiality of Synova’s non-public information, shall remain in full force and effect until January 12, 2008;

•	the obligations of Synova to indemnify and hold harmless BMO as provided in Section 9 and Exhibit B of the Letter Agreement shall remain in full force and effect as provided therein; and

•

with respect to that certain warrant (the “BMO Warrant”) previously issued by Synova to BMO on January 12, 2007 to purchase up to 357,750 shares of Synova common stock at an exercise price of $1.00 per share (subject to adjustment as described in the BMO Warrant), the Company will, within 10 days after the date this letter is executed by all parties, cancel the certificate representing the BMO Warrant and will cause to deliver to BMO an originally executed warrant in replacement thereof with terms and conditions identical to the original BMO Warrant; provided, however, that if the Company provides to BMO written evidence that such warrant was previously transmitted for delivery to BMO, the Company’s obligation to issue a replacement warrant to BMO shall be conditioned on the execution and delivery by BMO to the Company of customary “lost security” affidavits and the provision of appropriate indemnities against any claims arising out of the original warrant; and provided further, that BMO shall not be required to post a security bond;

•

the terms of this letter and the Letter Agreement shall be deemed confidential and shall not be further disclosed by either party to any person or entity, except (i) as required by applicable law, rule or regulation (including, without limitation, the requirements under any federal or state securities laws, rules or regulations (or any judicial or regulatory interpretations thereof) applicable to either party that may require disclosure of this letter or the Letter Agreement), or (ii) by any party with the prior written consent of the other party; provided, however, that nothing in this letter or the Letter Agreement shall prevent any party hereto from disclosing the existence or terms of this letter in the course of its normal business affairs, as regarding communications with its accountants, advisors, insurance companies, attorneys, and all regulatory agencies or bodies having a bona fide need to know such information; and

•	the shares of common stock underlying the BMO Warrant shall continue to have unlimited piggyback registration rights during the term of the BMO Warrant.

Please indicate BMO’s agreement to the terms of the foregoing letter by signing where indicated below.

With personal regards,

/s/ Stephen E. King
Stephen E. King Chairman and Chief Executive Officer

Agreed to and accepted this 9th day of July, 2007.

BMO Capital Markets Corp.

By:	/s/ Philip C. Marchal
Philip C. Marchal
Director, Equity Capital Markets